Exhibit 10.29

PURCHASE AND SALE AGREEMENT

dated as of

August 4, 2006

among

PFIZER INC.,

G.D. SEARLE LLC,

AUGUSTA BIOFUELS, LLC

and

COASTALXETHANOL LLC

i

List of Schedules

1.1(a)	Knowledge of Pfizer
1.1(b)	Knowledge of Purchaser
2.1(b)	Equipment
2.1(c)	Assumed Contracts
2.1(d)	Assumed Governmental Authorizations
2.2(a)	Consent-required Items
2.3(g)	Retained Intellectual Property
2.3(k)	Non-transferable Permits and Licenses
2.3(n)	Assets Used in Environmental Remediation
2.4(e)	Specific Assumed Liabilities
2.7	Allocation of the Purchase Price
5.4	Required Consents
5.5	Permits
5.6	Governmental Authorization (Sellers)
5.8	Compliance with Laws
5.9	Environmental Matters
5.11(a)	Real Property
5.13(a)	Title to the Purchased Assets other than Real Property
5.14	Brokers (Sellers)
6.4	Governmental Authorization (Purchaser)
6.8	Brokers (Purchaser)

List of Exhibits
A.	List of instruments and documents to be provided by Pfizer to Purchaser
B.	List of instruments and documents to be provided by Purchaser to Pfizer
C.	Form of Assignment and Assumption Agreement
D.	Form of Bill of Sale
E.	Second Amended and Restated Escrow Agreement
F.	Form of Access and Cooperation Agreement
G.	Description of Facility Parcel
H.	Description of Remaining Parcel

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made and entered into as of this 4th day of August, 2006, among Pfizer Inc., a Delaware corporation (“Pfizer”), G.D. Searle LLC, a Delaware limited liability company, Augusta Biofuels, LLC, a Georgia limited liability company (“Purchaser”), and CoastalXethanol LLC, a Delaware limited liability company (“CoastalXethanol”).

W I T N E S E T H:

WHEREAS, Pfizer is the direct owner of all of the issued and outstanding membership interests in G.D. Searle LLC (“Selling LLC”);

WHEREAS, Selling LLC owns all of the Purchased Assets (as defined below); and

WHEREAS, the parties hereto desire that, at the Closing, Pfizer shall cause Selling LLC to, sell and transfer to Purchaser, and Purchaser shall purchase from Selling LLC, all of the Purchased Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.  Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Access and Cooperation Agreement” means the Access and Cooperation Agreement, by and among Pfizer, Purchaser, Selling LLC and CoastalXethanol substantially in the form attached hereto as Exhibit F.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person at any time during the period for which the determination of affiliation is being made. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Agreement” means this Purchase and Sale Agreement together with all Exhibits and Schedules hereto, as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Remedial Action Standard” means the least stringent, most cost-effective standard required by applicable Environmental Law consistent with the industrial/commercial use of the Facility as of the Closing Date, a standard pursuant to applicable Environmental Law acceptable to the relevant Governmental Authorities or having jurisdiction or regulatory authority over or with respect to the Remedial Action.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit D, pursuant to which Sellers convey to Purchaser all of the Purchased Assets other than those conveyed under the Assignment and Assumption Agreement and the Deed.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1(b).

“CoastalXethanol” has the meaning set forth in the preamble.

“Collateral Source” has the meaning set forth in Section 8.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement between Pfizer and an Affiliate of Purchaser dated March 16, 2006, as the same may be amended, restated and/or modified from time to time.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, which in each case is in writing.

“Deed” means the limited warranty deed executed by Selling LLC which owns the Land in favor of Purchaser in recordable form in Georgia conveying the Land and the Facility (excluding the personal property).

“E&O Agreement” has the meaning set forth in Section 2.4(d).

“Early Closing Credit” has the meaning set forth in Section 2.6.

“Environment” means land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, surface, ground, drinking and water vapor), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental Law” means any applicable Law and binding administrative or judicial interpretations thereof relating directly to (i) the Environment; or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, Release or disposal of Hazardous Materials, including without limitation, investigations, monitoring, analysis of remedial options, removal or remedial action, and abatement of such Releases. The term "Environmental Law" includes but is not limited to all statutes specifically described in the definition of “Hazardous Materials” below.

“Environmental Liability” means all Liabilities and Losses resulting from (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain or comply with any required Environmental Permit; (iii) a Remedial Action; or (iv) harm or injury to any real property, to any Person, to public health, or to the Environment (other than Remedial Action) as a result of exposure to Hazardous Materials.

“Environmental Permits” means all permits, licenses, certificates, approvals or authorizations held or required to be held by a Seller with respect to the Facility and issued by a Governmental Authority pursuant to an Environmental Law.

“Equipment” has the meaning set forth in Section 2.1(b).

“Escrow Agreement” means that certain Second Amended and Restated Escrow Agreement dated as of August 4, 2006, by and among Purchaser, Pfizer and First American Title Insurance Company, as the same may be amended, restated and/or modified from time to time, as set forth on Exhibit E.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Environmental Liabilities” means any Third Party Claims resulting in actions, judgments, awards, Liabilities, expenses, costs (including but not limited to costs of investigation, consultants, testing and reasonable attorney’s fees), imposed, incurred, suffered, sustained or arising, which result from, are attributable to, or are required in connection with or to perform or satisfy any:

(i)	Remedial Action at the Facility Parcel of those matters appearing on Schedule A to the Access and Cooperation Agreement and related to the Hazardous Waste Facility Permit;

(ii)
Fines and penalties imposed by Governmental Authorities that result from the failure to comply with any requirement of Environmental Law prior to the Closing or after Closing with respect to Remedial Actions under (i) above, or the failure to obtain or comply with any required Environmental Permit prior to the Closing;

(iii)
Environmental Liabilities resulting from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Materials generated by and transported off-site by or on behalf of the Facility prior to the Closing or by or on behalf of Seller after the Closing; and/or

(iv)
Action required by Governmental Authorities in connection with the closure or termination of Environmental Permits issued to a Seller pursuant to Environmental Law and not assigned to and assumed by Purchaser hereunder.

Notwithstanding anything to the contrary in this Agreement, capital, operations and maintenance and other costs of environmental-related compliance with Environmental Laws or Environmental Permits in the ordinary course of operating the Facility (including without limitation closure and post-closure expenditures incurred after the Closing Date) shall not be deemed to be Excluded Environmental Liabilities to the extent the same are not attributable or arise from the Excluded Environmental Liabilities set forth in clauses (i) through (iv) above.

“Extension Period(s)” has the meaning set forth in Section 3.1(a).

“Facility” means the real and personal property comprising the manufacturing plant located on the Facility Parcel, including, but not limited to the equipment, buildings, structures, improvements and fixtures that comprise the manufacturing plant, erected and located on the Facility Parcel.

“Facility Parcel” means the real property upon which the Facility is located as more particularly described on Exhibit G hereto, together with all easements, covenants and other rights appurtenant thereto.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, requirement, demand, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Hazardous Materials” means all materials (including without limitation wastes, pollutants and contaminants) in such quantity or concentration as to be subject to regulation pursuant to Environmental Law, including oils, petroleum, and petroleum products, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.); the Hazardous Material Transportation Act, as amended (42 U.S.C §§ 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601); the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.); or the regulations promulgated pursuant to said Laws.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge of Pfizer” means the actual knowledge of any of the individuals set forth on Schedule 1.1(a) attached hereto.

“Knowledge of Purchaser” means the actual knowledge of any of the individuals set forth on Schedule 1.1(b) attached hereto.

“Land” means the real property together with all easements, covenants and other rights appurtenant thereto, which is comprised of the Facility Parcel and the Remaining Parcel.

“Law” means any law, common law, statute, ordinance, rule, regulation, permit, order, code, injunction, judgment, decree or Governmental Order of any federal, state, foreign or local or other Governmental Authority.

“Liabilities” means any debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any lien, security interest, mortgage, deed to secure debt, charge or similar encumbrance.

“Loss” or “Losses” has the meaning set forth in Section 8.1(a).

“Material Adverse Effect” means any change, event, effect, development or combination of developments relating to, or involving, any Seller or any of the Purchased Assets that results in or would reasonably be expected to result in a material diminution in value of the Purchased Assets, taken as a whole, or the Facility Parcel, considered individually, other than any change, effect, event, circumstance, occurrence or state of facts relating to: (i) the economy or financial markets in general; (ii) conditions generally affecting the pharmaceutical industry; (iii) the transactions contemplated by this Agreement; (iv) actions required to be taken under any applicable Law; (v) acts of terrorism or war (whether or not threatened, pending or declared); (vi) the public announcement of this Agreement or the transactions contemplated hereby; and (vii) the acts or omissions of, or circumstances affecting, Purchaser or any of its Affiliates.

“Permits” has the meaning set forth in Section 5.5.

“Permitted Encumbrances” means (i) all easements or other restrictions set forth in the E&O Agreement; (ii) such easements, rights of way, restrictions and other instruments which are recorded in the public records where the Real Property is located as of the date of this Agreement; (iii), restrictions, or engineering or institutional controls, imposed by Governmental Order, required by Governmental Authorities, or in accordance with Environmental Law; or (iv) Liens for Taxes for the current year not yet due and payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or organization.

“Pfizer” has the meaning set forth in the preamble hereof.

“Proceeding” has the meaning set forth in Section 10.11(b).

“Purchased Assets” has the meaning set forth in Section 2.1, it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.1.

“Purchaser’s Title Company” has the meaning set forth in Section 4.2(d).

“Purchasing Party” or “Purchasing Parties” has the meaning set forth in Section 6.1.

“Real Property” has the meaning set forth in Section 5.11(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into the Environment, including surface water, soil, sediments or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials) or as otherwise defined under Environmental Law.

“Remaining Parcel” means the real property as more particularly described on Exhibit H hereto, together with all easements, covenants and other rights appurtenant thereto, that is being conveyed pursuant to the transactions contemplated hereby in addition to the Facility Parcel.

“Remedial Action” means action required by Governmental Order or Governmental Authority pursuant to Environmental Law, to address contamination of the Environment in response to a Release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to address any such Release; post-remediation monitoring of any such Release; and the preparation of all reports, studies, analyses or other documents relating to the above. “Remedial Action” also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater, and sediments in response to a Release of Hazardous Materials and associated actions. “Remedial Action” shall not include (i) the capital, operation and maintenance costs incurred by Purchaser to continue to operate the Facility, fixtures and Equipment which as of the Closing Date are being operated by Sellers in compliance with Environmental Laws, provided that such costs are not Sellers’ Retained Liabilities; or (ii) the closure and post-closure expenditures related to Purchaser’s closure of such Facility, fixtures and Equipment.

“Required Governmental Report” means any written notice, report or other filing by a party that is required by a Governmental Authority pursuant to an Environmental Law.

“Required Consents” has the meaning set forth in Section 5.4.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Retained Tax Liabilities” has the meaning set forth in Section 2.5(e).

“Schedules” means the disclosure schedules delivered with this Agreement, as amended and/or supplemented as provided herein.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Sellers” means Pfizer and Selling LLC.

“Selling LLC” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” means an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests.

“Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

“Tax Claim” has the meaning set forth in Section 7.4(f)(i).

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax including any amendment thereto.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Agreements” means this Agreement and the agreements, documents and instruments listed on Exhibit A and Exhibit B.

Section 1.2.  Other Definitional Provisions.

(a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(c)  The term “including” shall mean “including, without limitation” and the words “included” and “include” shall have corresponding meanings.

(d)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(e)  The terms “Dollars” and “US$” means United States dollars.

ARTICLE II

PURCHASE AND SALE

Section 2.1.  Purchase and Sale of Assets of the Facility. Upon the terms and subject to the conditions set forth herein and for the consideration set forth in Section 2.6 at the Closing, Sellers shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, free and clear of all Liens, other than Permitted Encumbrances, all of Sellers’ title and interest that Sellers possess and have the right to transfer in the following assets, properties and rights owned or held by Sellers and their Affiliates on the Closing Date (collectively, the “Purchased Assets”):

(a)  the Land and the Facility;

(b)  the furniture, equipment, machinery, supplies, spare parts, tools and other tangible personal property located on the Facility Parcel as of the date hereof (the “Equipment”), including, but not limited to, those listed on Schedule 2.1(b), and subject to Section 2.2 and any limitations on Purchaser’s obligation to assume Liabilities of a Seller as set forth in Sections 2.4 and 2.5, all leases (to the extent assignable or consent to assignment has been obtained) relating to such Equipment so leased in connection with the operation of the Facility as previously operated by Selling LLC;

(c)  subject to Section 2.2 and any limitations on Purchaser’s obligation to assume Liabilities of a Seller as set forth in Sections 2.4 and 2.5, all Contracts set forth on Schedule 2.1(c) (the “Assumed Contracts”);

(d)  subject to Section 2.2 and any limitations on Purchaser’s obligation to assume Liabilities of a Seller as set forth below in Sections 2.4 and 2.5, all transferable Governmental Authorizations, including Environmental Permits, owned, utilized, issued or licensed (subject to the terms of such licenses) by or to Selling LLC that are necessary for the lawful ownership or use of the Purchased Assets, which Governmental Authorizations are set forth on Schedule 2.1(d) (the “Assumed Governmental Authorizations”);

(e)  all transferable rights of any Seller under or pursuant to all express or implied warranties, representations and guarantees against suppliers, manufacturers and contractors to the extent affecting or related to the Purchased Assets;

(f)  all records relating solely to the maintenance, improvements, modification and calibration of the Equipment;

(g)  (i) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to a Seller or customized for use at the Facility in each case as of the date hereof (in the case of leases or licenses, to the extent that they are assignable or consent to assignment has been obtained); and (ii) the computer hardware used solely at the Facility; provided, however, that the databases containing proprietary data, colleague records, manufacturing data and other like items and the software programs related to process operating recipes, routines or other proprietary elements of the system control shall be excluded;

(h)  intellectual property relating to the know-how used in the operation of the Equipment;

(i)  actions, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including, without limitation, any such item relating to Taxes) relating to the Purchased Assets or the Assumed Liabilities; and

(j)  all other tangible assets used solely in connection with the Facility and located at the Facility.

Section 2.2.  Consents.

(a)  There shall be excluded from the transactions contemplated by this Agreement any Contract, permit, license or other asset which is included in the definition of Purchased Assets above but is not assignable or transferable without the prior consent of any Person, other than solely by Sellers, or any of their Affiliates or Purchaser or any of its Affiliates (hereinafter, any such Contracts, permits, licenses or other assets shall be referred to as the “Consent-required Items”), to the extent that such consent shall not have been given prior to the Closing despite the exercise of commercially reasonable efforts by each of Purchaser and Sellers; provided, however, that each of Sellers and Purchaser shall have the continuing obligation after the Closing to use its commercially reasonable efforts (but without any payment of money or commencement of litigation or offer or grant of any accommodation (financial or otherwise) by Sellers, Purchaser or any of their respective Affiliates) to obtain all necessary consents to, or approvals for, and make any filings for, the assignment thereof and, upon obtaining the requisite third party consents thereto or approvals therefore or making of required filings or the expiration or termination of any applicable waiting periods, such Contract, permit, license, or asset, if otherwise includable in the Purchased Assets, shall be transferred and assigned to Purchaser hereunder. All Consent-required Items are listed on Schedule 2.2(a).

(b)  With respect to any Contract, permit, license or asset that is not included in the Purchased Assets or assigned to, and assumed by, Purchaser at the Closing by reason of Section 2.2(a), after the Closing and until any requisite consent is obtained and the foregoing transferred and assigned to, and assumed by, Purchaser, the parties hereto shall cooperate with each other, upon written request, in endeavoring to obtain for Purchaser, at no cost to Sellers or any of its Affiliates, to the extent practicable, an arrangement which Purchaser or Sellers reasonably shall desire designed to provide to Purchaser the benefits thereof (and provide that Purchaser assumes the obligations thereof) in some other manner.

(c)  Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts, licenses or rights and that such consents have not been and may not be obtained. Purchaser agrees that, provided that Sellers have complied with their obligations in Sections 2.2(a) and (b), neither Pfizer nor any of its Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any contract, agreement, commitment, license or right, as a result thereof. Purchaser further agrees that, so long as Sellers have exercised and continue to exercise commercially reasonable efforts to obtain consents to the Consent-required Items as required under Sections 2.2(a) and (b), no representation, warranty or covenant of Pfizer contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent, (ii) any such default, acceleration or termination or (iii) any Action, commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination.

(d)  All contracts, permits, licenses or other assets assigned to and assumed by Purchaser pursuant to Section 2.1 or 2.2 subsequent to the Closing shall be referred to as the “Post-closing Assigned Contracts”.

Section 2.3.  Excluded Assets.

Notwithstanding any other provision in this Agreement, Sellers and/or any Affiliate thereof shall retain the following (the “Excluded Assets”):

(a)  all Cash Equivalents;

(b)  all accounts and notes receivable;

(c)  all intercompany receivables and intercompany Contracts;

(d)  all Tax losses, Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date including, without limitation, interest thereon, whether or not the foregoing is derived from the operation of the Facility;

(e)  the corporate books and records of Selling LLC or Pfizer and the general account and books of original entry that comprise Selling LLC’s permanent accounting or tax records;

(f)  all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g)  all rights, title and interest in and to any Pfizer products and in to all intellectual property (including proprietary software, intellectual property customized for a Seller and know-how proprietary to Pfizer, except as set forth in Section 2.1(h)) relating to Pfizer’s manufacturing operations as set forth on Schedule 2.3(g);

(h)  the “Pfizer,” “Warner-Lambert,” “Parke-Davis,” “Searle,” and “Pharmacia” names and logos and use of the foregoing names and logos and any derivative marks;

(i)  the assets of any plan for the benefit of any employee or former employee of Pfizer or its Affiliates;

(j)  all inventories including, but not limited to, inventories which are owned by third party customers provided on consignment to any Seller under any tolling Contracts, other than any inventories including assets to be transferred under Section 2.1(b);

(k)  the non-transferable permits and licenses listed on Schedule 2.3(k);

(l)  the assets that are shared with other divisions of Pfizer or subject to a shared or global license, such as IT equipment or software packages;

(m)  any property owned by any party other than a Seller or any of its Affiliates which is used in connection with shared services under the E&O Agreement;

(n)  any property of Pfizer or any of its Affiliates located at the Facility used in connection with its environmental remediation activities which assets are located at or on the Real Property as of the date hereof and are listed on Schedule 2.3(n);

(o)  the permits and licenses necessary to allow Pfizer to fully comply with any of its outstanding and continuing environmental obligations, including but not limited to Retained Liabilities;

(p)   all right, title and interest to any products manufactured by Pfizer or any of its Affiliates located at the Facility and to all intellectual property relating to the manufacturing operations conducted at the Facility;

(q)  any attorney work product, attorney-client communications and other items protected by privilege and any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or that were prepared by Pfizer or its Affiliates in connection therewith; and

(r)  all assets, properties or rights of Sellers, other than the Purchased Assets.

Section 2.4.  Assumption of Certain Liabilities.

Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume only the following Liabilities related to the Facility (collectively, the “Assumed Liabilities”):

(a)  except as provided in Section 2.5, all Liabilities for any Actions commenced, or any claims made, after the Closing relating to the ownership of the Purchased Assets after the Closing;

(b)  all Liabilities arising after the Closing under any Assumed Contracts or Assumed Governmental Authorizations, and all Liabilities arising under each of the Post-closing Assumed Contracts after, in each case, the time such Post-closing Assumed Contract was assigned to or assumed by Purchaser;

(c)  all Environmental Liabilities, whether arising prior to or after the Closing, except for the Excluded Environmental Liabilities;

(d)  all Liabilities related to the Facility arising after the Closing under that certain Easement and Operating Agreement dated as of May 19, 2000, as amended by Amendment No. 1 thereto, and as may be further amended or modified pursuant to the terms thereof (the “E&O Agreement”) after the Closing;

(e)  all Liabilities set forth in Schedule 2.4(e); and

(f)  except as provided in Section 2.5, all other Liabilities arising after the Closing relating to the physical condition of the Purchased Assets as of the Closing.

Section 2.5.  Retained Liabilities.

Notwithstanding any other provision in this Agreement, Sellers shall retain and be responsible for, the following (collectively, the “Retained Liabilities”):

(a)  all Liabilities related to the ownership or operation of the Facility prior to the Closing, other than Excluded Environmental Liabilities and the Environmental Liabilities assumed by Purchaser under Section 2.4(c);

(b)  all Excluded Environmental Liabilities;

(c)  all Liabilities related to employee benefits or compensation arrangements with respect to any employee or former employee of Pfizer or any of its Affiliates;

(d)  all Liabilities for which a Seller expressly has responsibility pursuant to the terms of this Agreement;

(e)  all Liabilities for Taxes of Sellers or taxes related to, imposed on, or arising from the Facility or the Purchased Assets for any taxable period (or portion thereof) on or prior to the Closing, except for (x) Taxes attributable to actions taken or failures to act after the Closing by Purchaser, any of its Affiliates or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Sellers), (y) as otherwise provided in Section 10.9, or (z) real and personal property Taxes for the calendar year of the Closing attributable to the portion of the year during which the respective real or personal property of the Facility is owned by Purchaser, its Affiliates or any transferee of Purchaser or its Affiliates (the “Retained Tax Liabilities”) provided that in the case of any real or personal property Tax for any Straddle Period, (A) the amount of such Tax attributable to the portion of such Straddle Period ending on or prior to the Closing Date shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period and (B) the amount of such Tax attributable to the portion of such Straddle Period beginning after the Closing Date shall be the amount of such Tax for the entire Straddle Period minus the amount of such Tax determined under clause (A) of this proviso and that in the case of all other Taxes, such Taxes shall be apportioned on the basis of an interim closing of the books at the end of the Closing Date;

(f)  all Liabilities resulting from a claim by a third party in respect of injury or damage to property allegedly due and owing as a result of the ownership or previous or current operation, if any, of the Purchased Assets or the Facility prior to the Closing, including, without limitation, warranty obligations and irrespective of the legal theory asserted;

(g)  all Liabilities to the extent relating to the Excluded Assets;

(h)  all Liabilities arising before the Closing under that certain E&O Agreement;

(i)  to the extent any equipment leased to Pfizer under the Supply Agreement between Pfizer and The BOC Group, Inc. dated as of October 1, 2003 and/or the Master Agreement between Pharmacia Corp. (Pfizer) and IOS Capital, Inc., a wholly-owned subsidiary of IKON Office Solutions, Inc. dated December 22, 2000 is located at the Purchased Assets following the Closing, all Liabilities arising in connection with such contracts and all Liabilities arising from the extraction of such equipment following the Closing; and

(j)  all Liabilities arising before the Closing under any Assumed Contracts or Assumed Governmental Authorizations as set forth in Schedule 2.1(d), and all Liabilities arising under each of the Post-closing Assumed Contracts before, in each case, the time such Post-closing Assumed Contract was assigned to or assumed by Purchaser.

Section 2.6.  Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Purchaser shall pay to Pfizer, the amount of Eight Million Four Hundred Thousand Dollars (US$8,400,000) (the “Purchase Price”). If the Closing occurs on or before August 22, 2006, Pfizer shall provide Purchaser with a credit against the Purchase Price in the amount of $200,000 (the “Early Closing Credit”), which amount shall be used by Purchaser in accordance with Section 10.9. The Purchase Price, as the same may be adjusted, shall be payable as follows:

(a)  Two Hundred Thousand Dollars (US$200,000) paid to Pfizer as provided in Section 4(a) of the Escrow Agreement, including any interest thereon; and

(b)  The remaining balance of the Purchase Price shall be paid in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than two (2) Business Days prior to the Closing, which consideration shall be allocated as provided in Section 2.7.

Section 2.7.  Allocation of the Purchase Price. The Purchase Price and the amount of the Assumed Liabilities that are deemed assumed for United States federal income tax purposes shall be allocated among the Purchased Assets for Tax purposes in the manner set forth in Schedule 2.7 hereto, which allocation will be consistent with Section 1060 of the Internal Revenue Code. Purchaser and Sellers (i) shall execute and file all Tax Returns and Income Tax Returns and prepare all returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.7, and (ii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the IRS; provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the allocation that is made pursuant to this Section 2.7, and neither Purchaser nor Sellers shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such allocation.

Section 2.8.  Risk of Loss. Until the Closing, any loss of or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Pfizer and/or its Affiliates, as the case may be. At the Closing, title to the Purchased Assets shall be transferred to Purchaser, and Purchaser shall thereafter bear all risks of loss associated with the Purchased Assets.

Section 2.9.  Further Assurances. At and after the Closing, and without further consideration therefor, (i) Sellers shall execute and deliver to Purchaser such further instruments and certificates of conveyance and transfer as Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to Purchaser and to put Purchaser in possession and control of the Purchased Assets, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto, and (ii) Purchaser shall execute and deliver to Sellers such further instruments and certificates of assumption, novation and release as Sellers may reasonably request in order to effectively make Purchaser responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

ARTICLE III

CLOSING
Section 3.1.  Closing.

(a)  As of the date hereof, Pfizer and Purchaser estimate that the Closing Date shall occur on August 22, 2006, subject to the receipt of required consents and approvals; provided, however, that Purchaser shall have the option upon five (5) Business Days written notice to extend the Closing Date contemplated by this Section 3.1 for two (2) fifteen day periods (each, an “Extension Period”) upon the payment of Fifteen Thousand Dollars (US$15,000) to Pfizer prior to the commencement of such Extension Period.

(b)  (i) The Closing shall take place at the offices of Purchaser’s closing attorney, Ellis, Painter Ratterree & Adams LLP, 2 E. Bryan Street, Savannah, Georgia 31401, at 10:00 A.M., Eastern time, on such date as is reasonably requested by Purchaser and is reasonably acceptable to Pfizer; provided, however, that without the agreement of Pfizer and CoastalXethanol, the Closing shall not occur later than the date specified in Section 9.1(b). The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 P.M., New York City time, on the Closing Date.

(ii) In addition to the all of the obligations set forth in Section 7.3, neither party shall take any actions that would be reasonably likely to frustrate the consummation of the transactions contemplated hereby, including, but not limited to, actions that would be reasonably likely to frustrate the satisfaction of the conditions to Closing set forth in Article IV, resulting in the delay of the Closing.

(c)  At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the instruments and documents set forth in Exhibit A hereto, in each case, in a form reasonably acceptable to Purchaser.

(d)  At the Closing, Purchaser shall deliver, or cause to be delivered, to Pfizer as agent for Sellers, the following: (i) the Purchase Price by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer at least two (2) Business Days prior to the Closing Date as applicable, as provided in Section 2.6 of this Agreement and (ii) the instruments and documents set forth in Exhibit B hereto, in each case, in a form reasonably acceptable to Pfizer.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1.  Conditions to the Obligations of Purchaser and Sellers.

The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)  There shall not (i) be in effect any Law or Governmental Order that makes illegal or enjoins, prevents or modifies in any respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced and be continuing, or threatened in writing, any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement; and

(b)  Any approval or action of any Governmental Authority or any other Person that is necessary to lawfully consummate the transactions contemplated hereby shall have been obtained or taken, and any investigation opened or otherwise commenced by any Governmental Authority shall have been closed.

Section 4.2.  Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)  Each Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;

(b)   The representations and warranties of each Seller contained in this Agreement, excluding any amendments or supplements to the Schedules after the date hereof and disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct both as of the date of this Agreement and also as of the Closing Date, except with respect to any such representation or warranty that speaks of or as or is limited to an earlier date which shall be true and correct as of such date and except further with regard to the Closing Date only where such failure of such representation or warranty be true and correct, individually or in the aggregate, would not have, be, or result in a Material Adverse Effect;

(c)  Sellers shall have made, or caused to be made, delivery to the Purchaser of the items required by Section 3.1(c);

(d)  Purchaser shall have received from one or more title companies recognized in the State of Georgia, selected by Purchaser, and reasonably acceptable to Pfizer (“Purchaser’s Title Company”) standard 1992 ALTA Form B owner’s (with respect to the Real Property) title insurance policies obtained at Purchaser’s expense. Such policy shall: (i) be dated as of the Closing Date, (ii) be accompanied by copies of all documents referenced as exceptions to title and (iii) insure good, valid and marketable fee simple title to the Real Property in Purchaser subject only to Permitted Encumbrances. Pfizer agrees to execute such reasonable affidavits and other documents, consistent with local practice, as are necessary to induce Purchaser’s title company to issue the policies, endorsements and affirmative coverages in the manner set forth above; and

(e)  There shall not have been any change in the condition of the Purchased Assets, except such change or changes in condition that have not had a Material Adverse Effect.

If any of Sellers’ representations and warranties is not true and correct as of the date hereof or at Closing or Sellers have not performed any of their covenants which are required under this Agreement to be performed on or before Closing and Purchaser nevertheless is not entitled to terminate this Agreement pursuant to Section 9.1(e) and must proceed to close pursuant to the terms of this Agreement and the transactions contemplated hereby close on or before August 22, 2006, then, notwithstanding anything to the contrary in this Agreement, Purchaser’s closing in such instance shall not limit, or operate as a waiver of, Purchaser’s right to indemnification pursuant to Article VIII after the Closing for breaches of Sellers’ representations, warranties and covenants. If (i) Purchaser is entitled to terminate this Agreement pursuant to Section 9.1(e) but does not and proceeds to close the transactions contemplated hereby and/or (ii) the parties hereto close the transactions contemplated hereby after August 22, 2006, then, notwithstanding anything to the contrary in this Agreement, Purchaser will be deemed to have waived its right to indemnification pursuant to Article VIII after the Closing for only those matters with respect to which Purchaser was entitled to terminate this Agreement pursuant to Section 9.1(e).

Section 4.3.  Conditions to the Obligations of Sellers.

The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)  Each Purchasing Party shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;

(b)  The representations and warranties of each Purchasing Party contained in this Agreement, excluding any amendments or supplements to the Schedules after the date hereof and disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct both as of the date of this Agreement, except with respect to any such representation or warranty that speaks of or as or is limited to an earlier date which shall be true and correct as of such date and except further with regard to the Closing Date only where such failure of such representation or warranty be true and correct, individually or in the aggregate, would not have or result in a material adverse effect on the ability of the Purchasing Parties to fulfill their respective obligations under this Agreement and/or any of the other Transaction Documents;

(c)  The Purchasing Parties shall have made, or caused to be made, delivery to Sellers of the items required by Section 3.1(d); and

(d)  There shall not have occurred any change, event, effect, development or combination of developments relating to, or involving, any Purchasing Party that could reasonably be expected to adversely affect its ability to fulfill its obligations under the E&O Agreement and the Access and/or Cooperation Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby makes, jointly and severally, to the Purchasing Parties the representations and warranties set forth in this Article V as of the date of this Agreement and further agrees that, if the Closing occurs, then at the time of the Closing such representations and warranties will be deemed to be remade by Sellers as of the time of the Closing.

Section 5.1.  Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Selling LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, operate or lease the assets and properties now owned, operated or leased by it.

Section 5.2.  Authority; Binding Effect.

(a)  Each Seller has all requisite corporate power and authority to execute and deliver and perform each Transaction Agreement to which it is a party. The execution and delivery and performance by each Seller of each Transaction Agreement to which it is a party has been or will have been at the Closing, duly authorized by all requisite corporate action on the part of such Seller.

(b)  This Agreement has been duly executed and constitutes and, when executed and delivered in accordance with its terms, each other Transaction Agreement to which each Seller is a party will constitute, a valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3.  Non-Contravention. The execution, delivery and performance by each Seller of each Transaction Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of any Seller; (b) subject to obtaining the consents or other actions referred to in Schedule 5.4, result in a breach of, or default under (whether after the giving of notice or the lapse of time or both), or right to accelerate with respect to, or result in the termination of any Contract to which any Seller is a party or is subject relating to a Purchased Asset, or result in the creation of any Lien on any Purchased Asset; or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate any Law to which any Seller is subject with respect to the Facility, except, with respect to clauses (b) and (c) above, for any breaches, defaults, terminations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4.  Required Consents. Schedule 5.4 sets forth each Contract binding upon Sellers, other than any agreement relating to any Permit relating to the Purchased Assets (a) requiring a consent or other action by any Person necessary for the consummation of the transactions contemplated hereby or the assignment of such Contract to Purchaser or (b) pursuant to which obligations would be accelerated or rights would be terminated, as a result of the execution, delivery and performance of this Agreement or the assignment of such Contract to Purchaser (the “Required Consents”).

Section 5.5.  Licenses and Permits. Except with respect to Environmental Permits (which are the subject of Section 5.9), Schedule 5.5 describes all material Governmental Authorizations required by Law with respect to the ownership of the Purchased Assets and the operation of the Facility as now or previously operated by Selling LLC (the “Permits”), together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 5.5, to the Knowledge of Pfizer, (a) the Permits are valid and in full force and effect, and (b) Sellers are not in default, and no condition exists that, with notice or lapse of time or both, would constitute a default, under the Permits.

Section 5.6.  Governmental Authorization. Other than as set forth in Schedule 5.6, the execution, delivery and performance by each Seller of each Transaction Agreement to which it is a party does not require any consent or approval of any Governmental Authority.

Section 5.7.  No Litigation. Except with respect to Environmental Laws (which is the subject of Section 5.9), as of the date hereof, no litigation, investigation or proceeding by or before any court or Governmental Authority is pending against or, to the Knowledge of Pfizer, threatened in writing against either Seller, related to the Purchased Assets.

Section 5.8.  Compliance with Laws. Except with respect to Environmental Laws (which is the subject of Section 5.9), and except as to matters otherwise set forth in this Article V or set forth in Schedule 5.8:

(a)  To the Knowledge of Pfizer, Selling LLC is in compliance in all material respects with all Laws applicable to the ownership or previous or current operation, if any, of the Purchased Assets, and the Purchased Assets are in material compliance with all Laws applicable to the Purchased Assets or the ownership or previous or current operation, if any, thereof; and

(b)  Selling LLC possesses all material Governmental Authorizations necessary for the previous or current operation, if any, of the Facility, and is in material compliance with such Governmental Authorizations.

Section 5.9.  Environmental Matters. To the Knowledge of Pfizer, except as set forth on Schedule 5.9:

(a)  (i) Sellers, with respect to the Facility, and the Facility are in material compliance with all applicable Environmental Laws and/or Environmental Permits, in each case, in effect as of the Closing Date; and (ii) neither of the Sellers is undertaking, nor has either Seller received written notice that it is subject to, Remedial Action or enforcement action under any applicable Environmental Laws and/or Environmental Permits, in each case, in effect as of the Closing Date;

(b)  Sellers, with respect to the Facility, has obtained and possesses all material Environmental Permits required to operate the Purchased Assets as they are currently operated; and

(c)  No written claims have been made that, if adversely determined, would reasonably be expected to result, in Environmental Liability arising from or as a result of (i) on-site exposures to Hazardous Materials at the Facility; (ii) Releases of Hazardous Materials at or from the Purchased Assets; or (iii) off-site treatment, storage or disposal of Hazardous Materials transported from the Facility, except for such claims that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.  Assumed Contracts. Except as disclosed on Schedule 2.1(c), (a) each Assumed Contract is valid and binding on the Seller that is a party to such contract and, to the Knowledge of Pfizer, the other party thereto, and is in full force and effect, and (b) no Seller is, or to the Knowledge of Pfizer, no other party thereto is, in breach of, or in default under, any Assumed Contract.

Section 5.11.  Real Property.

(a)  Schedule 5.11(a) sets forth a legal description of all real property and interests in the Land (such real property and interests in real property, including the Facility, the “Real Property”).

(b)  Except as disclosed on Schedule 5.11(b), Sellers are not a party to any lease, sublease, license or other similar arrangement to occupy or use (whether as landlord, sublandlord, tenant, subtenant or other occupancy arrangement) any part of the Real Property or any real property or interest in real property that is used or held for use in connection with the operation and use of the Facility as it is currently or has been previously operated, subject herein to all Permitted Encumbrances.

(c)  Selling LLC is the sole owner of, and will convey to Purchaser at Closing, fee simple title to the Real Property, including without limitation, all buildings, structures, fixtures and improvements located thereon, in each case free and clear of any Liens other than (i) Permitted Encumbrances, (ii) those Liens which Sellers shall cause to be paid in full or cancelled at or before Closing and (iii) any other matters approved in a written agreement executed hereafter by Purchaser and Sellers.

Section 5.12.  Taxes. To the Knowledge of Pfizer, there are no Liens for Taxes upon any of the Purchased Assets, except for Liens for Taxes not yet due and payable.

Section 5.13.  Title to the Purchased Assets other than Real Property.

(a)  Sellers are not a party to any lease, sublease, license or other similar arrangement to use (whether as lessor, lessee, sublessor, sublessee, licensor, licensee, or other use arrangement) any part of the Purchased Assets other than the Real Property or any interest in tangible or intangible personal property that is used or held for use in connection with the operation and use of the Facility as it was previously, or is currently, operated, if any, except as set forth on Schedule 5.13(a).

(b)  Sellers own, lease or have the legal right to use all of the Purchased Assets (other than Real Property, which is the subject of Section 5.11).

(c)  Sellers have, and will convey to Purchaser at Closing, good title to (or in the case of leased Purchased Assets, valid leasehold interests in) all of the Purchased Assets (other than Real Property, which is the subject of Section 5.11), free and clear of any Liens except for (i) Permitted Encumbrances, (ii) those Liens which Sellers shall cause to be paid in full or cancelled at or before Closing and (iii) any other matters approved in a written agreement executed hereafter by Purchaser and Sellers.

Section 5.14.  Brokers. Except as set forth on Schedule 5.14, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 5.15.  Limitations. Notwithstanding the representations and warranties of Seller contained in this Article V, Sellers make no representation or warranty concerning the Remaining Parcel, other than such representations and warranties contained in Section 5.11.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchasing Parties hereby makes the representations and warranties to Pfizer and Selling LLC set forth in this Article VI as of the date of this Agreement and further agrees that, if the Closing occurs, then at the time of the Closing such representations and warranties will be deemed to be remade by the Purchasing Parties as of the time of the Closing.

Section 6.1.  Organization. Each of Purchaser and CoastalXethanol (each a “Purchasing Party” and collectively, the “Purchasing Parties”) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 6.2.  Authority; Binding Effect.

(a)  Each Purchasing Party has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to execute, deliver and perform each Transaction Agreement to which it is a party. The execution, delivery and performance by each Purchasing Party of each Transaction Agreement to which it is a party has been duly authorized by all requisite limited liability company action on the part of such Purchasing Party.

(b)  This Agreement has been duly executed and constitutes and, when executed and delivered in accordance with its terms, each other Transaction Agreement to which each Purchasing Party is a party will constitute, a valid and legally binding obligation of such Purchasing Party, enforceable against such Purchasing Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 6.3.  Non-Contravention. The execution, delivery and performance by each Purchasing Party of each Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the organizational documents of each Purchasing Party; (b) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which each Purchasing Party or any of its Affiliates is a party or is subject; or (c) assuming compliance with the matters set forth in Sections 5.4, 5.6 and 6.4, conflict with, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which each Purchasing Party is subject.

Section 6.4.  Governmental Authorization; Third Party Consent. Except as set forth in Schedules 5.4, 5.6 and 6.4, the execution, delivery and performance by each Purchasing Party of each Transaction Agreement to which it is a party does not require any consent or approval of any Governmental Authority or any other Person.

Section 6.5.  Litigation. No Action by or before any Governmental Authority is pending, or to the Knowledge of Purchaser, threatened which if adversely determined would adversely effect any Purchasing Party’s ability to consummate the transactions contemplated hereby and fulfill its obligations under the Transaction Agreements.

Section 6.6.  Financial Capability. CoastalXethanol has funds sufficient for the payment of the Purchase Price by Purchaser under the terms of this Agreement.

Section 6.7.  Condition of the Purchased Assets. Each Purchasing Party and its representatives and agents have had and have exercised the right to make all inspections and investigations of the Purchased Assets deemed necessary or desirable by such Purchasing Party. Purchaser is purchasing the Purchased Assets based solely on the results of its inspections and investigations and on the representations and warranties of Sellers expressly set forth in this Agreement and the other Transaction Agreements. In light of these inspections and investigations and the representations and warranties made to Purchaser by Sellers in this Agreement, each Purchasing Party is relinquishing any right to any claim based on any representations and warranties which are not made by Sellers in Article V. Any claims any Purchasing Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article V. Except with respect to claims based on any representations and warranties in Article V, all warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign Laws), are hereby waived by the Purchasing Parties. Each Purchasing Party further represents it is not relying on any representation or warranty, express or implied, made by Pfizer or any other Person as to the accuracy or completeness of any information regarding the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other Person will have or be subject to any Liability to any Purchasing Party or any other Person resulting from the distribution to any Purchasing Party or its representatives or agents (except to the extent such actions involved fraud or willful misconduct), or a Purchasing Party’s use of, any such information or any other documents or information provided to such Purchasing Party or its representatives or agents in connection with the sale of the Purchased Assets.

Section 6.8.  Brokers. Except as set forth on Schedule 6.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchasing Party.

ARTICLE VII

COVENANTS

Section 7.1.  Information and Documents; Confidentiality.

(a)  From the date hereof until the Closing, upon reasonable advance notice, Pfizer shall, and shall cause Selling LLC to, permit Purchaser and its representatives to have access, during regular business hours, to the facilities, assets, employees, books and records of Sellers relating solely to the Purchased Assets, and shall furnish, or cause to be furnished, to Purchaser such financial, tax and operating data and other available information with respect to the Purchased Assets as Purchaser and its representatives shall from time to time reasonably request; provided that no such access shall unreasonably interfere with Pfizer or Selling LLC’s operation of its businesses, including, without limitation, the Facility.

(b)  All information received by Purchaser and given by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser, its Affiliates and their respective employees, officers, directors, agents, representatives and advisors as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(c)  After the Closing, upon reasonable advance notice, Purchaser shall permit Sellers and their respective representatives to have access, during regular business hours, to the facilities, assets, employees, books and records of Purchaser relating solely to the Purchased Assets, and shall furnish, or cause to be furnished, to Sellers such financial, tax and operating data and other available information with respect to the Purchased Assets as Sellers and their respective representatives shall from time to time reasonably request in connection with any Action related to the Purchased Assets; provided that no such access shall unreasonably interfere with Purchaser’s operation of its businesses, including, without limitation, the Facility.

Section 7.2.  Conduct of Business. From the date hereof until the Closing, except as otherwise specifically contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Pfizer agrees that it will cause Selling LLC to operate the Facility, to the extent there is any operation of the Facility, in the ordinary and usual course consistent with past practice, and use its commercially reasonable efforts to preserve intact the Facility and related relationships with customers, suppliers and other third parties. From the date hereof until the Closing Date, except as otherwise specifically contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Pfizer shall cause Selling LLC to, with respect to the Purchased Assets, Assumed Contracts and/or Assumed Liabilities:

(a)  not incur, create or assume any Lien with respect to any Purchased Asset other than Permitted Encumbrances and any other Liens which shall be paid off or cancelled at or before Closing;

(b)  not dispose of or lease any Purchased Asset or rights therein;

(c)  not enter into, amend any material term of, or waive any material right under, any of the Assumed Contracts or Assumed Liabilities; and

(d)  not agree to take any of the foregoing actions.

Section 7.3.  Best Efforts; Certain Governmental Matters.

(a)  Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.2), each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to the Transaction Agreements and the transactions contemplated thereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; (iii) subject to Section 2.2, to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser or Sellers in connection with the transactions contemplated by the Transaction Agreements; and (iv) to take any action reasonably necessary to vigorously defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding adversely affecting the consummation of the transactions contemplated by the Transaction Agreements, including promptly appealing any adverse court or administrative decision.

(b)  Subject to appropriate confidentiality protections and applicable Law, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with the Transaction Agreements and the transactions contemplated thereby.

Section 7.4.  Tax Matters.

(a)  Preparation and Filing of Tax Returns. Sellers shall be responsible for the preparation and timely filing of all Tax Returns in respect of the Retained Tax Liabilities that are required by Law to be filed by Sellers. The Purchasing Parties shall be responsible for the preparation and timely filing of all Tax Returns that are required to be filed after the Closing Date with respect to periods on or after the Closing Date in respect of the Purchased Assets.

(b)  Payment of Taxes. Sellers shall be responsible for the payment of all Taxes due with respect to Tax Returns for which Sellers are responsible pursuant to Section 7.4(a), other than real and personal property Taxes for the calendar year of the Closing attributable to the portion of the year that the respective real or personal property of the Purchased Assets and the Facility is owned by Purchaser, as calculated pursuant to Section 2.5. The Purchasing Parties shall be responsible for the payment of all Taxes due with respect to Tax Returns for which Purchaser is responsible pursuant to Section 7.4(a), provided that Sellers shall pay to Purchaser the amount of any Retained Tax Liabilities required to be reported on any Tax Return which is required to be prepared and filed by Purchaser pursuant to Section 7.4(a).

(c)  Tax Cooperation. Each Purchasing Party, on the one hand, and Sellers, on the other hand, shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Facility.

(d)  Refunds. In the case of any refunds or credits with respect to real or personal property Taxes for any Straddle Period, Sellers shall be entitled to receive payment (promptly after receipt or entitlement thereto) of the amount of such refunds or credits multiplied by the fraction described in Section 2.5 for such Straddle Period.

(e)  Tax Indemnification.

(i)
Sellers shall pay for, indemnify, defend and hold the Purchaser and its Affiliates harmless from and against all Retained Tax Liabilities. Further, Sellers’ obligations pursuant to this Section 7.4(e)(i) shall terminate effective sixty (60) days after the expiration of the applicable statute of limitations (including extensions) in respect of each such Liability.

(ii)
The Purchasing Parties shall pay for, indemnify, defend and hold Sellers and their respective Affiliates harmless from and against all Liabilities for Taxes related to the Purchased Assets that are not Retained Tax Liabilities. Each Purchasing Party’s obligations pursuant to this Section 7.4(e)(ii) shall terminate effective sixty (60) days after the expiration of the applicable statute of limitations (including extensions) in respect of each such Liability.

(iii)	Any indemnity payment required to be made pursuant to this Section 7.4(e) shall be paid within thirty (30) days after the indemnified party makes written demand upon the indemnifying party.

(iv)	Amounts paid to, by or on behalf of each Purchasing Party as indemnification shall be treated as adjustments to the Purchase Price.

(f)  Tax Contests.

(i)
If a claim shall be made by any taxing authority (a “Tax Claim”) which, if successful, might result in an indemnity payment pursuant to Section 7.4(e), the party receiving notice of such claim shall promptly notify the other party of such Tax Claim; provided that the failure by an indemnified party to provide prompt notification shall not relieve the indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party is materially prejudiced thereby in defending such Tax Claim.

(ii)
Except as otherwise provided in Section 7.4(f)(iii), Sellers shall control all proceedings relating to any Tax Claim with respect to a Retained Tax Liability and make all decisions in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund (where applicable law permits such refund suits) or contest the Tax Claim in any permissible manner; provided Sellers shall not take any position, unless required by Law, that could reasonably be expected to have a material adverse effect on the Purchaser without consulting with the Purchaser regarding such position. Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

(iii)
Except as otherwise provided in Section 7.4(f)(ii), Purchaser shall control all proceedings with respect to Taxes related to the Purchased Assets and the Facility for any taxable period beginning after the Closing Date.

(iv)	Sellers and Purchaser shall jointly control any proceedings with respect to real and personal property Taxes relating to the Purchased Assets and the Facility for any Straddle Period.

(v)
Purchaser and its Affiliates, on the one hand, and Sellers and their respective Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 7.5.  Environmental Consultant. In the event that Purchaser elects to dismantle all or a portion of the Facility following the Closing, Purchaser shall retain an environmental consultant in connection with the same reasonably acceptable to Purchaser and Pfizer.

Section 7.6.  Insurance. As of the Closing, the coverage under all insurance policies related to the Facility shall continue in force only for the benefit of Sellers and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies to be obtained from reputable insurers with respect to the Purchased Assets and its obligations under the E&O Agreement (for real and personal property, public liability, workers’ compensation and builder’s risk insurance) covering all periods from the Closing and agrees not to seek, through any means, to benefit from any of Sellers’ or their Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Facility prior to the Closing.

Section 7.7.  Notification of Certain Matters.

(a)  Between the date of this Agreement and the Closing, each Seller shall promptly notify Purchaser in writing if any of them becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or either Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules, Sellers shall promptly as practicable deliver to Purchaser a supplement to the Schedules specifying such change. Such delivery shall not affect any rights of Purchaser under Articles VIII or IX. During the same period, each Seller also shall promptly notify Purchaser of the occurrence of any breach of any covenant of a Seller in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or unlikely.

(b) Between the date of this Agreement and the Closing, each of the Purchasing Parties shall promptly notify Seller in writing if such Purchasing Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Purchasing Parties’ representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Purchasing Party’s discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules, the Purchasing Parties shall promptly as practicable deliver to Seller a supplement to the Schedules specifying such change. Such delivery shall not affect any rights of Sellers under Articles VIII or IX. During the same period, the Purchasing Parties also shall promptly notify Seller of the occurrence of any breach of any covenant of a Purchasing Party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or unlikely.

Section 7.8.  Bulk Sales Laws. Each Purchasing Party acknowledges that Sellers have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

Section 7.9.  Compliance with WARN, Etc. With respect to WARN or other similar Laws of any jurisdiction, each party will timely give any notices and take any other actions as may be required of such party thereunder. Purchaser has no intent to hire any of Sellers’ employees. Sellers shall be and remain responsible for any Losses under the WARN Act or any similar state or local Law that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Purchaser's decision not to hire previous employees of a Seller.

Section 7.10.  Access and Cooperation Agreement. At the Closing, the Purchasing Parties and Sellers shall execute and deliver the Access and Cooperation Agreement.

Section 7.11.  E&O Agreement. As of the Closing Date, Purchaser will assume Pfizer’s performance and financial commitments under the E&O Agreement for such period that Purchaser owns the Land. In addition, Purchaser shall require as a condition to closing in any subsequent sale of all or a portion of the Land, subject to the E&O Agreement, that the subsequent purchaser agree to assume Purchaser’s obligations then in effect under the E&O Agreement.

Section 7.12.  Use of the Facility Parcel. Following the Closing, each Purchasing Party shall not, and shall cause any of its Affiliates not to, (a) use the Facility Parcel (whether such use is primary or ancillary) for residential or recreational purposes (including, without limitation, use as a playground), or as a school, day care facility, nursing home, hospital or other health care facility, or (b) use the groundwater underneath the Facility Parcel for any purpose. For purposes of clarification, the use restrictions set forth in clause (a) and (b) of this Section 7.12 shall not apply to the Remaining Parcel. The use restrictions set forth in clause (a) and (b) of this Section 7.12 shall be incorporated in the Deed and shall be in effect for as long as permitted under the laws of the State of Georgia. In addition, Purchaser shall reasonably consider Sellers’ requests for any additional engineering or institutional controls that Sellers may propose after the Closing, arising out of their respective obligation to perform Remedial Action. Such requests shall be consistent with the Applicable Remedial Action Standard and will not unreasonably interfere with Purchaser’s ability to conduct its business on the Facility Parcel. Purchaser shall implement and maintain any such additional engineering or institutional controls, as mutually agreed by Purchaser and Sellers.

Section 7.13.  Transfer of Permits. Prior to the Closing, Purchaser shall transfer into its name (if transferable), and negotiate the terms of, all necessary and applicable operating permits (including all Environmental permits) issued by appropriate Governmental Authorities, other than any Environmental permits to be retained by Pfizer as contemplated by Sections 2.3(k) and (o) hereof.

Section 7.14.  Employees and Employee Benefit Matters. Purchaser is not required, and does not intend, to offer employment to any employee of a Seller or to assume or be responsible for any Liabilities related to an employees of any Seller or any employee health, pension, welfare, insurance, retirement, or other benefit plan.

Section 7.15.  Fulfillment of Conditions by Sellers. Sellers shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Sellers or each Purchasing Party to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause any of the representations and warranties made by Sellers contained in this Agreement to fail to be true and correct as of the date of this Agreement or, in the case of the representations and warranties to be made as of the Closing, as of the Closing. Sellers shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to each Purchasing Party’s obligations to consummate the transactions contemplated hereby.

Section 7.16.  Fulfillment of Conditions by the Purchasing Parties. Neither Purchasing Party shall knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Sellers or any Purchasing Party to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by each Purchasing Party contained in this Agreement to fail to be true and correct as of the Closing. Each Purchasing Party shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of Sellers to consummate the transactions contemplated hereby.

Section 7.17.  Removing Excluded Assets. On or before the Closing, Sellers shall remove all Excluded Assets from the Purchased Assets. Such removal shall be done in such manner as to avoid any damage to said property and any disruption of the business operations to be conducted by Purchaser after the Closing. Any damage to the Purchased Assets resulting from such removal shall be paid by Sellers at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section 7.17 and fail to cure such failure within fifteen (15) days after receiving written notice of such failure from Purchaser, Purchaser shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Purchaser for all costs and expenses incurred by Purchaser in connection with any Excluded Assets not removed by Sellers on or before the Closing.

Section 7.18.  Liens other than Permitted Encumbrances. Sellers shall cause to be paid in full or cancelled at or before Closing all Liens on or encumbering any of the Purchased Assets other than the Permitted Encumbrances, including but not limited to statutory Liens or Liens arising by operation of law, including mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, or other like Liens and security obligations.

Section 7.19.  Sellers’ obligation to conduct a Remedial Action. The obligation of Sellers to conduct a Remedial Action under the Excluded Environmental Liabilities shall continue for so long as such assessment or remediation continues to be required by a Governmental Authority or Governmental Order.

Section 7.20.  Purchaser’s Post-Closing Due Care.  The Purchasing Parties agree to exercise due care so as to avoid or minimize interference with Sellers’ performance of the Work (as defined in the Access and Cooperation Agreement), including but not limited to due care to prevent damage to groundwater wells or the Excluded Environmental Liabilities, and the Purchasing Parties agree not to use that portion of the Facility and the Facility Parcel identified as the RCRA units (the container/drum storage, tanks and incinerator) and the Solid Waste Management Units (identified and described in Schedule A, and depicted on Exhibits A and B to the Access and Cooperation Agreement) in a manner that would materially adversely affect the integrity of the Work.

Section 7.21.  Removal of the IKON equipment. To the extent that the equipment leased to Pfizer under that certain Master Agreement between Pharmacia Corp. (Pfizer) and IOS Capital, Inc., a wholly-owned subsidiary of IKON Office Solutions, Inc. dated December 22, 2000 is not removed from the Purchased Assets on or before Closing, Purchaser shall agree to grant access to IKON Office Solutions, Inc. or its authorized agent to remove such equipment from the Purchased Assets at any time following the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.  Indemnification by Pfizer.

(a)  From and after the Closing, subject to the provisions of this Article VIII, Sellers, jointly and severally, agree to defend, indemnify and hold harmless Purchaser and its Affiliates and, its directors, officers, agents, employees, successors and assigns (the “Purchaser Indemnified Parties”), from and against, and will reimburse the Purchaser Indemnified Parties for, any and all Actions, judgments, awards, Liabilities, losses, costs (including costs of investigation and defense and reasonable attorney’s fees), diminution of value of the Purchased Assets (solely with respect to indemnification claims with respect to Section 8.1(a)(iii)), or damages (each, a “Loss” and collectively, the “Losses”) brought against, suffered or sustained or incurred by the Purchaser Indemnified Parties, whether or not involving a Third Party Claim, which arise from or are directly attributable to: (i) any of the Retained Liabilities, (ii) any breach by any Seller of any of its covenants or agreements contained in this Agreement; (iii) any breach of any representation or warranty of any Seller contained in this Agreement; (iv) any breach before Closing by a Seller of any covenant or obligation under the E&O Agreement; and (v) any breach by a Seller of any covenant or obligation under the Access and Cooperation Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that any claims for Loss with respect to any Excluded Environmental Liability shall only be recovered by the Purchaser Indemnified Party to the extent it is derived or directly attributable to a Third Party Claim.

(b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Purchaser or any other Person (other than action taken by Sellers in breach of this Agreement) after the Closing Date; provided, however, that Purchaser shall not be restrained from reporting a Release of Hazardous Materials as required by Environmental Law or Environmental Permits, nor shall such actions relieve Sellers of any of their indemnification obligations under Article VIII. Purchaser shall take, and shall cause its Affiliates to take, all reasonable actions to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c) Nothing in this Section 8.1 shall be construed to impose liabilities on a Seller with respect to Taxes which are the responsibility of the Purchaser under this Agreement.

Section 8.2.  Indemnification by Purchaser.

(a)  From and after the Closing, subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Sellers and their respective Affiliates and their respective directors, officers, agents, employees, successors and assigns (the “Seller Indemnified Parties”) from and against, and will reimburse the Seller Indemnified Parties for, any and all Losses brought against, suffered or sustained or incurred by the Seller Indemnified Parties, whether or not involving a third party claim, which arise from or are directly attributable to: (i) any Assumed Liability; (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement; (iii) any breach of any representation or warranty of Purchaser contained in this Agreement; (iv) events occurring after the Closing Date in connection with the Purchased Assets (including, without limitation, the use, ownership, possession, operation or occupancy of any real property, the Facility or the Purchased Assets from and after the Closing Date, including any Environmental Liability, except to the extent the Loss is or arises form one of the Retained Liabilities or Excluded Assets); (v) any breach by Purchaser after the Closing of any covenant or obligation under the E&O Agreement; and (vi) any breach by Purchaser of any covenant or obligation under the Access and Cooperation Agreement.

(b) Pfizer shall take and shall cause its Affiliates to take all reasonable actions to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c) Nothing in this Section 8.2 shall be construed to impose liabilities on the Purchaser with respect to Taxes which are the responsibility or obligation of a Seller under this Agreement.

Section 8.3.  Notice of Claims.

(a)  If any of the Persons to be indemnified under this Article VIII (each, an “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to seek indemnification under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and permit the Indemnifying Party to participate in and control the defense of such action or suit. A failure to give such notice in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is materially prejudiced thereby; (ii) to the extent expenses are incurred during the period in which notice was not provided; and (iii) as provided by Section 8.5 below.

(b)  Except when a notice, report or other filing must be filed immediately pursuant to an express requirement of Environmental Laws, the Indemnified Party will provide notice and an opportunity to comment to the Indemnifying Party before the Indemnified Party files any Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of this Article VIII. In the event the Indemnified Party is required to file a Required Governmental Report or any other report, notification or filing immediately, the Indemnified Party will provide simultaneous notice to the Indemnifying Party when it files such report with the Governmental Authority.

Section 8.4.  Third Party Claims.

(a)  The Indemnifying Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Governmental Order or third party Action (as used in this Agreement, either shall be a “Third Party Claim”), and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall still have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)  The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim; and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.5.  Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, representations and warranties made herein shall survive the Closing. Notwithstanding the foregoing, all representations and warranties solely made herein, and all indemnification obligations under Sections 8.1. and 8.2 with respect to any such representation or warranty (other than those in Sections 5.11, 5.12 or 5.13 for which a claim may be made at any time), shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach, misrepresentation or inaccuracy with respect thereto shall be commenced after the first anniversary of the Closing Date, unless prior to such anniversary date a claim for indemnification with respect thereto shall have been made, asserted with reasonable specificity, by written notice given under Section 8.3.

Section 8.6.  Certain Limitations. Notwithstanding the other provisions of this Article VIII, Pfizer shall not have any indemnification obligation under Section 8.1(a)(iii) for Losses (except in respect of breaches of Sections 5.1 and 5.2) unless the aggregate amount of all such Losses exceeds Seventy-Five Thousand Dollars (US$75,000), in which event Pfizer shall be required to pay the amount of such Losses which exceeds Seventy-Five Thousand Dollars (US$75,000), and for all such Losses only up to (i) One Million Five Hundred Thousand Dollars (US$1,500,000) in the event the Closing occurs on or before August 22, 2006 or (ii) One Million Two Hundred Sixty Thousand Dollars (US$1,260,000) in the event the Closing occurs after August 22, 2006. However, the limitations, thresholds, caps and/or baskets contemplated by this Section 8.6 shall not apply to any indemnification obligations under Sections 8.1(a)(i), 8.1(a)(ii), 8.1(a)(iv), and 8.1(a)(v), any indemnification obligations under Section 8.1(a)(iii) for breaches of Sections 5.11 or 5.13, or any indemnification obligations under Section 8.1(a)(iii) for any breach of any of Sellers’ representations and warranties due to Sellers’ intentional misrepresentation.

Section 8.7.  Losses Net of Insurance, Other Indemnities, Etc. The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (i) and (ii), a “Collateral Source”), minus, however, all costs incurred by the Indemnified Party to obtain amounts under clauses (i) and (ii), including but not limited to deductibles, retrospective premium adjustments, and experience-based premium adjustments. The amount of any such Loss also shall be (A) reduced by an amount equal to any Tax benefits attributable to such claim, and (B) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Seller or by the Purchaser or by any consolidated, combined or unitary group of which the Purchaser or Seller is a member. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources, and to the extent the Indemnified Party receives payments from a Collateral Source which result in the Indemnified Party having received more than the amount of the Loss in question, the Indemnified Party shall promptly remit to the Indemnifying Party the excess of the amount received from all Collateral Sources over the amount of the Loss in question previously paid by the Indemnifying Party. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery upon the Indemnifying Party’s payment of the Loss to the Indemnified Party; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Section 8.1 or Section 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.8.  Survival  All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements or amendments to the Schedules, and the certificates delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, as provided in Section 8.5.

Section 8.9.  Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, each party hereby agrees only to assert the remedies provided for in this Agreement and waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of their Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law with respect to the subject matter of this Agreement or breaches of or defaults under this Agreement.

Section 8.10.  Indemnification Procedures for Remedial Actions on Purchased Assets.

(a)  Unless otherwise agreed to by the parties, Pfizer shall conduct and control the management of a Remedial Action at the Facility or the Purchased Assets pursuant to a Third Party Claim related to Section 8.1(a)(i) of this Agreement with respect to an Excluded Environmental Liabilities. Pfizer must notify Purchaser, within 30 days of receipt of notice of Purchaser’s claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser’s claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within the earlier of 30 days of receipt of such information and 60 days of receipt of said notice of Purchaser’s claim for indemnification, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section 8.10, Purchaser shall take only those actions necessary to comply with applicable Environmental Laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer).

(b)  In undertaking a Remedial Action pursuant to this Section 8.10, Pfizer shall retain a qualified independent environmental consultant, which consultant shall be subject to Purchaser’s approval (such approval not to be unreasonably delayed or withheld). Pfizer shall (i) undertake such Remedial Action to meet the Applicable Remedial Action Standards in a prompt and expeditious fashion, provided that Pfizer may exercise its rights, including its due process right, to contest any requirement imposed or determination made by the appropriate Government Authority with respect to the contemplated Remedial Action; and (ii) not cause, through its own action or inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards or, if no Governmental Authority is involved in such matter, a good faith written determination from its environmental consultant that no further investigation or remediation is required to bring the applicable property into conformance with Applicable Remedial Action Standards. Pfizer shall comply with all applicable Laws, including all applicable Environmental Laws, pertaining to its performance of Remedial Action pursuant to this Section 8.10. Pfizer shall provide copies to Purchaser of all written notices, final correspondence, submissions, final work plans, and final reports and shall give Purchaser a reasonable opportunity given the circumstances (at Purchaser’s own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Purchaser shall provide Pfizer with the results of all such monitoring. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer’s performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Purchased Assets, consistent with the terms of the Access and Cooperation Agreement. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein, in compliance with the terms of the Access and Cooperation Agreement, and shall fully cooperate with Pfizer in the performance of the Remedial Action, including providing Pfizer with reasonable access to employees and documents as necessary.

(c)  If agreed to by the parties that Purchaser will undertake the performance of a Remedial Action as provided in Section 8.10(a), Purchaser shall perform the Remedial Action to meet the Applicable Remedial Action Standards. Purchaser shall retain an environmental consultant, which consultant shall be subject to Pfizer’s approval (such approval not to be unreasonably delayed or withheld). Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer’s own expense) to comment on any submissions Purchaser intends to deliver or submit to any appropriate Governmental Authority prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Purchaser shall provide to Pfizer the results of all such field work. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser’s performance of the Remedial Action. Pfizer’s decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer’s obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

Section 8.11.  Limitation on Indemnification for Third Party Claims for Remedial Action. Notwithstanding anything to the contrary in this Agreement, Pfizer’s indemnification obligations under Section 8.1(a)(i) with respect to Excluded Environmental Liabilities are subject to the provisions of this Section 8.11. Pfizer shall be responsible for the cost of such Remedial Action only to the extent necessary to meet the Applicable Remedial Action Standard. Pfizer shall not be responsible for those costs incurred in connection with a Remedial Action to the extent such costs arise from or are exacerbated by actions of Purchaser, including the initiation of Remedial Action by Purchaser or at the request of a third party in the absence of a requirement of Environmental Law after the Closing Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be restrained from reporting a Release of or contamination by Hazardous Materials as required by Environmental Law, or otherwise complying with Environmental Law or Permits, nor shall such actions relieve Sellers of any of their indemnification obligations under Article VIII. Furthermore, Pfizer shall not be responsible for costs incurred in connection with a Remedial Action unless such Remedial Action is required: (a) by Governmental Order; or (b) to respond to a Third Party Claim or action.

Section 8.12.  Coordination; Tax Treatment of Payments. To the extent of any inconsistency between the provisions of this Article VIII and the provisions of Article VII, Article VII shall control with respect to Taxes.

Section 8.13.  No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION WILL NOT APPLY TO CLAIMS BASED ON A BREACH OF ANY PARTY’S REPRESENTATIONS AND WARRANTIES OF WHICH SUCH PARTY HAD KNOWLEDGE AT ANY TIME PRIOR TO THE DATE ON WHICH SUCH REPRESENTATION AND WARRANTY IS MADE OR ANY INTENTIONAL BREACH OR DEFAULT BY A PARTY OF ANY COVENANT OR OBLIGATION.

ARTICLE IX

TERMINATION

Section 9.1.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by written agreement of Purchasing Parties and Sellers;

(b)  by either Purchasing Parties or Sellers, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to August 22, 2006 (unless (i) the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement or (ii) such date has been extended pursuant to the application of an Extension Period or Extension Periods as provided by Section 3.1(a), in which case this Agreement may be terminated at the end of such applicable Extension Period);

(c)  by either Sellers or Purchasing Parties, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

(d)  by Sellers, upon a breach of, or failure to perform, any material covenant or agreement on the part of any Purchasing Party set forth in this Agreement, or if any representation or warranty of any Purchasing Party hereunder shall be or becomes untrue, in any case such that the conditions set forth in Section 4.3(a) or Section 4.3(b) would not be satisfied, and such breach is incapable of being cured or is not cured within ten (10) Business Days following receipt of written notice thereof from either Seller; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Sellers if any Seller has failed to perform in any material respect any of its obligations under or in connection with this Agreement; and

(e)  by the Purchasing Parties, upon a breach of, or failure to perform, any material covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller hereunder shall be or becomes untrue, in any case such that the conditions set forth in Section 4.2(a) or Section 4.2(b) would not be satisfied, and such breach is incapable of being cured or is not cured within ten (10) Business Days following receipt of written notice thereof from any Purchasing Party; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Purchasing Parties if any Purchasing Party has failed to perform in any material respect any of its obligations under or in connection with this Agreement.

Section 9.2.  Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2, in Sections 7.1(b), 10.1, 10.7, 10.8, 10.9 and 10.11 hereof and the liquidated damages provided pursuant to the terms of Section 4(b) of the Escrow Agreement.

Section 9.3.  Remedies for Termination due to Breach.

(a)  Breach by Sellers. If the Purchasing Parties terminate this Agreement pursuant to Section 9.1(e), the Purchasing Parties shall be entitled to exercise all rights and remedies which Purchaser may be afforded at law or in equity.

(b)  Breach by the Purchasing Parties. If Sellers terminate this Agreement pursuant to Section 9.1(d), Sellers shall be entitled to, as its sole and exclusive remedy, to retain the Escrow Amount, plus interest thereon, pursuant to the terms of Section 4(b) of the Escrow Agreement as liquidated damages, it being irrevocably agreed by Sellers that such payment is not an unenforceable or unlawful penalty and is reasonable in light of the anticipated harm which would be caused by the Purchaser’s or the Purchasing Parties breach of this Agreement, the difficulty of proof of loss, the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. Sellers shall not be entitled to any other remedy at law or in equity, including but not limited to the right to seek specific performance of its rights and obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Notices. All notices, demands and other communications given or delivered under this Agreement shall be delivered (i) by hand, (ii) sent by reputable overnight courier service for priority, next-day delivery, or (iii) sent by fax. All such notices in order to be effective shall be in writing and unless another address is specified in writing, shall be sent to the address or fax number indicated below:

If to Pfizer, to

235 East 42nd Street
New York, NY 10017
Telephone: 212-733-4935
Facsimile: 212-808-8924
Attn: Jeffrey B. Kindler, Esq.
  Vice Chairman & General Counsel

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Telephone: 212-872-1064
Facsimile: 212-8721-1002
Attn: Trey Muldrow, Esq.

If to Purchaser or CoastalXethanol, to:

CoastalXethanol LLC
c/o Xethanol Corporation, as Managing Member
1185 Avenue of the Americas, 20th Floor
New York, NY 10036
Telephone: 646-723-4000
Facsimile: 646-723-4001
Attn: Lawrence Bellone

With a copy to (which shall not constitute notice):

Ellis, Painter, Ratterree & Adams LLP
2 E. Bryan Street, 10th Floor
Savannah, GA USA 31401
Telephone: 912-233-9700
Facsimile: 912-233-2281
Attn: James K. Austin, Esq.

Notice addresses may be changed at any time by notice as provided in this Section 10.1. Notice shall be effective and deemed received (i) when delivered, if delivered by hand, (ii) two days after being delivered to the courier service, if sent by courier, or (iii) upon receipt of confirmation of transmission, if sent by fax.

Section 10.2.  Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3.  Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may, without such consent, assign the right to purchase the Purchased Assets or its obligation to assume the Assumed Liabilities hereunder to one or more of its Affiliates; provided, however, that no such assignment will relieve Purchaser of its obligations hereunder.

Section 10.4.  Entire Agreement. This Agreement (including all Schedules and Exhibits) and the other Transaction Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, other than any written agreement of the parties that expressly provides that it is not superseded by the Transaction Agreements.

Section 10.5.  Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.6.  Parties in Interest. Except for the Purchaser Indemnified Parties and the Seller Indemnified Parties, this Agreement is made for the sole benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.7.  Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of either of the parties is listed, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

Section 10.8.  Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement is not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by any Seller or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.9.  Expenses. Pfizer and Purchaser shall bear their respective out-of-pocket expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal, accounting, travel and other similar fees and expenses. Purchaser shall be responsible for the payment of any applicable taxes or fees payable in connection with the transfer of the Facility to Purchaser, except that Pfizer shall pay, or cause to be paid, the real estate transfer tax, Pfizer’s attorneys fees, the cost to record the deed of conveyance and any lien cancellations and the fees paid to Pfizer’s broker, Colliers International, and any other brokers or agents retained by Pfizer. Purchaser shall use the Early Closing Credit and all additional required amounts to pay all of its due diligence, closing and other costs related to this transaction, Purchaser’s attorneys fees and fees and commissions required to be paid to Sperry Van Ness and any other brokers or agents retained by Purchaser. In addition to any obligations set forth in Section 8.2(a), Purchaser agrees to indemnify Sellers against any claims for payment by any of the parties identified in the immediately preceding sentence. Utilities, taxes on the Purchased Assets and other like items shall be prorated as of the Closing Date.

Section 10.10.  Schedules. Pfizer may amend or supplement any disclosure Schedules delivered pursuant to Article V of this Agreement by delivering amended or supplemented Schedules to Purchaser prior to the Closing. The disclosure of any matter in any one Schedule, so amended or supplemented, shall be deemed to relate only to the provisions in the Section of this Agreement to which such disclosure expressly relates and not to any other provision or Section in this Agreement, but shall expressly not be deemed to constitute an admission by Pfizer, Selling LLC, or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

Section 10.11.  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state.

(b)  With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party hereto irrevocably (i) agrees and consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party.

Section 10.12.  Guarantee of Purchaser Obligations. CoastalXethanol agrees to unconditionally guarantee the obligations of Purchaser set forth in Section 2.6 and Article VIII, provided, however, should Purchaser breach its obligations under Article VIII and fail to cure such breach within ten (10) Business Days after written notice of such breach is given by Sellers to Purchaser and CoastalXethanol, CoastalXethanol shall then fulfill its obligations under this Section 10.12 with respect to the asserted claim under Article VIII.

Section 10.13.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 10.14.  Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.15.  Severability. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.

By:	/s/ Natale S. Ricciardi
Name: Natale S. Ricciardi Title: Sr. VP, Pfizer, Inc.

G.D. SEARLE LLC

By:	/s/ Laura Chenoweth
Name: Laura Chenoweth
Title: Vice President and Manager

AUGUSTA BIOFUELS, LLC

By:	CoastalXethanol Corporation, its Managing Member

By:	/s/ Christopher d’Arnaud-Taylor
Name: Christopher d’Arnaud-Taylor Title: Chairman & CEO Xethanol Corporation

COASTAL XETHANOL LLC

By:	Xethanol Corporation, its Managing Member

By:	/s/ Christopher d’Arnaud-Taylor
Name: Christopher d’Arnaud-Taylor Title: Christopher d’Arnaud-Taylor

Exhibit A

List of instruments and documents to be provided by Sellers

(a)	Bill of Sale;

(b)	Assignment and Assumption Agreement;

(c)	a receipt for the payment of the Purchase Price at Closing;

(d)	a good standing certificate of each Seller dated within ten (10) calendar days prior to the closing date;

(e)	a certificate issued by an authorized officer of Pfizer certifying as to the fulfillment of the conditions set forth in Sections 4.2(a) and (b) hereof (the “Seller Closing Certificate”);

(f)	any consents to assignment of Contracts obtained prior to Closing, the Required Consents and Permits that are material to the ownership and operation of the Facility;

(g)	executed affidavit of non-foreign status as described in Section 1445(b)(2) of the Code;

(h)	a broker lien waiver for any broker employed by Pfizer;

(i)	the Deed;

(j)	Georgia Transfer Tax Declaration; and

(k)
evidence that no Georgia withholding tax (pursuant to the Official Code of Georgia Annotated Section 48-7-128) is due, or if no such evidence is provided, Purchaser may withhold such tax as required pursuant to Section 48-7-128 of the Official Code of Georgia Annotated.

A-1

Exhibit B

List of instruments and documents to be provided by Purchaser

(a)	Assignment and Assumption Agreement;

(b)	Access and Cooperation Agreement;

(c)	a good standing certificate for Purchaser dated within ten (10) calendar days prior to the closing date;

(d)	a certificate issued by an authorized officer of Purchaser certifying as to the fulfillment of the conditions set forth in Sections 4.3(a) and (b) hereof (the “Purchaser Closing Certificate”);

(e)	a broker lien waiver for any broker employed by Purchaser; and

(f)	executed resale certificate on Form ST-5.

B-1

Exhibit C

Form of Assignment and Assumption Agreement

C-1

Exhibit D

Form of Bill of Sale

D-1

Exhibit E

Second Amended and Restated Escrow Agreement

[Fully executed copy to be inserted]

E-1

Exhibit F

Form of Access and Cooperation Agreement

F-1

Exhibit G

Description of Facility Parcel

All those tracts or parcels of land lying and being in Richmond County, Georgia which are described as follows:

Tract B-1 (containing 30.28 acres, more or less), as shown in Plat Book 706, Page 982, Richmond County, Georgia Superior Court Records.

TOGETHER WITH all right, title and interest in and to the appurtenant easement and other rights pertaining to the above-described tract, including but not limited to those set forth in:

(a) Easement and Operating Agreement dated as of May 19, 2000 among Pharmacia Corporation, G.D. Searle & Co. and NSC Operating Company, recorded in Deed Book 687, Page 2244, Richmond County, Georgia Superior Court records, as amended by First Amendment to Easement and Operating Agreement dated as of August 31, 2001 among The NutraSweet Company (formerly known as NSC Operating Company) and G.D. Searle LLC (formerly known as G.D. Searle & Co.), recorded in Deed Book 795, Page 1349, aforesaid records; and

(b) Easement Agreement dated January 26, 2001 between Georgia Power Company and G.D. Searle & Co., recorded in Deed Book 716, Page 804, aforesaid records.

G-1

Exhibit H

Description of Remaining Parcel

All those tracts or parcels of land lying and being in Richmond County, Georgia which are described as follows:

Tract B-3 (containing 10.6 acres, more or less), as shown in Plat Book 199, Page 2011-2018, aforesaid records.

TOGETHER WITH all right, title and interest in and to the appurtenant easement and other rights pertaining to the above-described tract, if any.

H-1